Seligman Portfolios, Inc.
                                          Exhibit: Sub-item 77C
                             Matters Submitted to a Vote of Security Holders



             Shareholders of Seligman Portfolios, Inc. voted on the following proposals at the Special Meeting of Stockholders held on November 3, 2008. The description of each proposal and number of shares voted are as follows:

             Proposal 1
             To consider and vote upon the proposed Investment Management Services Agreement with River- Source Investments, LLC:

   Portfolio                     For           Against            Abstain
  --------------------------------------------- ------------------- ----------
   Capital                   582,078.554         13,722.075         29,362.070
   Cash Management         8,036,080.709        290,746.214        446,707.044
   Common Stock              384,456.163              0.001         26,860.021
   Communications and
   Information             2,457,253.517        103,946.541        125,031.824
   Global Technology         373,108.147          5,949.127         12,565.583
   International Growth      222,536.212          2,203.144          6,154.355
   Investment Grade Fixed
   Income                    218,345.906          7,001.043                 --
   Large-Cap Value           210,697.724            158.715         12,255.375
   Smaller-Cap Value       8,571,915.220        194,615.425        480,520.953

         Proposal 2
         With regard to International Growth Portfolio, to vote on the proposed Subadvisory Agreement between Wellington Management Company, LLP and RiverSource Investments, LLC:


                     For                        Against                Abstain

                   222,536.212                2,203.144              6,154.355

         Proposal 3
         To elect 10 directors to the Seligman Portfolios' Board:

                                                    For               Withheld
                                     -------------------- --------------------
                                     -------------------- --------------------
            Kathleen Blatz                 21,861,035.255          953,236.406
            Arne H. Carlson                21,568,585.064        1,245,686.597
            Pamela G. Carlton              21,870,977.321          943,294.340
            Patricia M. Flynn              21,870,145.444          944,126.217
            Anne P. Jones                  21,880,396.552          933,875.109
            Jeffrey Laikind                21,585,402.492        1,228,869.169
            Stephen R. Lewis, Jr.          21,839,353.911          974,917.750
            Catherine James Paglia         21,870,048.381          944,223.280
            Alison Taunton-Rigby           21,847,593.769          966,677.892
            William F. Truscott            21,841,074.407          973,197.254